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                                                                      Exhibit 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


April 5, 2002


Dear Sir or Madam,

We have read the first paragraph of Item 4 included in the Form 8-K dated April 5, 2002 of Allin Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP


Copy to: Mr. Dean C. Praskach,
         Vice President of Finance
         Allin Corporation